As filed with the Securities and Exchange Commission on May 12, 2026

Registration No. 333-258575

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLY FINANCIAL INC.

(Exact Name of Registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ally Detroit Center

500 Woodward Avenue, Floor 10

Detroit, MI 48226

(Address including zip code of Principal Executive Offices)

Ally Financial Inc. Incentive Compensation Omnibus Plan

Ally Financial Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Austin T. McGrath

Vice President, Chief Accounting Officer, and Corporate Controller

Ally Financial Inc.

200 Renaissance Center

P.O. Box 200

Detroit, MI 48265-2000

(866) 710-4623

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Catherine M. Clarkin, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Jeffrey A. Belisle, Esq. Ally Detroit Center 500 Woodward Ave. Detroit, Michigan 48226 (866) 710-4623

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933 as amended (the “Securities
Act”). ☐

EXPLANATORY NOTE

Ally Financial Inc., a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “Commission”) this Post-Effective Amendment No. 1 (this “Amendment”) to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (File No. 333-258575) filed and effective August 6, 2021 (the “2021 Registration Statement”), with respect to 36,827,657 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), registered for offer and sale pursuant to the Ally Financial Inc. Incentive Compensation Plan (the “ICP”), the Ally Financial Inc. Non-Employee Directors Equity Compensation Plan (the “Director Plan”) and the Ally Financial Inc. Employee Stock Purchase Plan (the “2021 ESPP” and, together with the ICP and the Director Plan, the “2021 Plans”).

On May 6, 2026 (the “Effective Date”), the Registrant’s shareholders approved (i) the amended and restated Ally Financial Inc. Incentive Compensation Omnibus Plan (the “2026 ICP”), which combined the ICP and the Director Plan and (ii) the amended and restated 2021 ESPP (the “2026 ESPP”, and together with the 2026 ICP, the “2026 Plans”). No future grants of awards of Common Stock will be made under the Director Plan on or after the Effective Date.

The aggregate 25,217,502 shares of Common Stock that may be issued pursuant to the 2026 ICP consists of (i) 13,269,209 shares of Common Stock that remained available for issuance under the existing ICP and 648,293 shares of Common Stock that remained available for issuance under the existing Director Plan prior to such plans being amended and restated and combined into the 2026 ICP as of the Effective Date, plus (ii) 11,300,000 additional shares of Common Stock approved by stockholders of the Registrant for issuance pursuant to the 2026 ICP.

The aggregate 12,333,889 shares of Common Stock that may be issued pursuant to the 2026 ESPP consists of (i) 2,333,889 shares of Common Stock that remained available for issuance under the existing 2021 ESPP prior to the 2021 ESPP being amended and restated by the 2026 ESPP as of the Effective Date and (ii) 10,000,000 additional shares of Common Stock approved by stockholders of the Registrant for issuance pursuant to the 2026 ESPP.

Shares of Common Stock that were available for issuance under the 2021 Plans but that, as of the Effective Date, will be available for issuance under the 2026 Plans are herein referred to as the “Carryover Shares.”

Consequently, in accordance with General Instruction E to Form S-8:

1.

Pursuant to this Amendment, the 2021 Registration Statement is being amended on a post-effective basis to deregister the 13,269,209 shares of Common Stock under the ICP, the 648,293 shares of Common Stock under the Director Plan and the 2,333,889 shares of Common Stock under the 2021 ESPP that collectively comprise the Carryover Shares available for issuance under the 2026 Plans and to describe the transfer of the applicable portion of Carryover Shares from the Director Plan to the 2026 ICP;

2.	The Carryover Shares will be included in the New Registration Statement (as defined below); and

3.

Substantially concurrently with the filing of this Amendment, the Registrant is filing a Registration Statement on Form S-8 (the “New Registration Statement”) to register the offer and sale under the 2026 Plans of 37,551,391 shares of Common Stock, comprising (i) 21,300,000 newly registered shares, plus (ii) 16,251,391 Carryover Shares.

The 2021 Registration Statement will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to outstanding awards under the Director Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on this 12th day of May, 2026.

Ally Financial Inc.

By:	/s/ Michael G. Rhodes
Name:	Michael G. Rhodes
Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, on the 12th day of May, 2026

Signature	Title

/s/ Michael G. Rhodes	Chief Executive Officer and Director
Michael G. Rhodes	(Principal Executive Officer)

/s/ Russell E. Hutchinson	Chief Financial Officer
Russell E. Hutchinson	(Principal Financial Officer)

/s/ Austin T. McGrath	Vice President, Controller and Chief Accounting Officer
Austin T. McGrath	(Principal Accounting Officer)

/s/ Gunther T. Bright	Director
Gunther T. Bright

/s/ William H. Cary	Director
William H. Cary

/s/ Mayree C. Clark	Director
Mayree C. Clark

/s/ Kim S. Fennebresque	Director
Kim S. Fennebresque

/s/ Thomas P. Gibbons	Director
Thomas P. Gibbons

/s/ Michelle J. Goldberg	Director
Michelle J. Goldberg

/s/ Franklin W. Hobbs	Director
Franklin W. Hobbs

/s/ Allan P. Merrill	Director
Allan P. Merrill

/s/ David Reilly	Director
David Reilly

/s/ Brian H. Sharples	Director
Brian H. Sharples

/s/ Tracey D. Weber	Director
Tracey D. Weber